Exhibit 99.1

Ekso Bionics Reports Fourth Quarter and Year End 2016 Results

RICHMOND, CA – March 7, 2017 – Ekso Bionics Holdings, Inc. [NASDAQ:EKSO], a robotic exoskeleton company, today reported financial results for the three and twelve months ended December 31, 2016.

Recent Highlights and Accomplishments

•	Achieved a record quarter, recognizing revenue from 16 medical and 58 industrial units in the fourth quarter of 2016.
•	Reported revenues of $2.6 million for the fourth quarter of 2016, compared to $1.9 million for the same period in the prior year. Reported total revenue of $14.2 million for 2016, compared to $8.7 million for 2015.
•	Secured three IRB-approved centers for the company-sponsored WISE study.
•	Was the subject of a Medical Innovation Briefing released by the National Institute for Health and Care Excellence in the United Kingdom.
•	Was the subject of 13 publications in the second half of 2016, bringing total studies completed or underway to 46, with over 1,000 patients now studied in the Ekso GT.
•	Promoted our products at medical conferences around the world, participating in over 30 events in North America and EMEA in 2016.
•	Closed on a term loan for up to $10 million of venture debt, which provides capital to help support continued growth as a company.

“I am incredibly proud of what we have accomplished at Ekso Bionics in the past year,” said Thomas Looby, president and chief executive officer at Ekso Bionics. “With the broadest label in the US for exoskeletons, a sales and marketing team that is highly motivated and already making major inroads, a clinical study to provide evidence, and a technology that is changing lives, we have certainly had a productive 2016 and I am energized to lead this company into 2017 and beyond.”

Fourth Quarter 2016 Financial Results

Device and related revenue was $2.3 million for the quarter ended December 31, 2016. This amount includes $1.5 million for medical device sales during the period, $0.2 million of medical device service revenue, and $0.6 million for industrial sales. Device and related revenue was $1.1 million for the quarter ended December 31, 2015. This amount includes $0.9 million derived from current and prior year sales that was amortized on a straight-line basis during the period and $0.2 million of medical device service revenue.

Engineering service revenue was $0.3 million for the quarter ended December 31, 2016 compared to $0.8 million for the same period in the prior year. This result reflects the strategic decision earlier in the year to shift our engineering resources away from billable engineering services and to the Company’s internal development efforts both for our next generation home/wellness device and for able-bodied industrial offerings.

Gross profit for the quarter ended December 31, 2016 of $0.8 million was primarily derived from device and related revenue. This amount includes a gross profit of $0.5 million from medical device sales and service and gross profit of $0.2 million from industrial sales. This compares to a gross loss of $0.2 million for the fourth quarter of 2015.

Sales and marketing expenses increased $0.3 million, or 14%, for the quarter ended December 31, 2016 compared to the same period of 2015, primarily due to increased costs associated with our sales and marketing efforts related to our industrial products.

Research and development expenses increased $0.3 million, or 12%, for the quarter ended December 31, 2016 compared to the same period of 2015 due to the shift of our resources away from billable engineering services, which were recognized as a cost of engineering services revenue, to internal development efforts for our next generation home mobility and industrial products.

General and administrative expenses increased $0.7 million, or 35%, for the quarter ended December 31, 2016 compared to the same period of 2015, primarily due to an increase of $0.3 million in employee compensation expenses, an increase of $0.3 million related to a decrease in absorption of operating direct and indirect costs into inventory, and a $0.1 million increase in depreciation and amortization primarily related to acquiring assets from Equipois in December 2015.

Full Year 2016 Financial Results

Device and related revenue was $13.3 million for the year ended December 31, 2016. Contributing to this revenue was $6.5 million of previously deferred revenue that was recognized as a result of a change of an accounting estimate related to revenue recognition. Revenue also includes $4.7 million of revenue derived from medical device sales during the period, $0.9 million of medical device service revenues, and $1.2 million of industrial sales revenue. Device and related revenue was $4.3 million for the year ended December 31, 2015. This amount includes $3.6 million derived from current and prior year sales that was amortized on a straight-line basis during the period and $0.7 million of medical device service revenue.

In conjunction with the aforementioned shift in focus of engineering efforts, engineering services revenue was $0.9 million for the year ended December 31, 2016 compared to $4.4 million for the same period in the prior year.

Gross profit for the year ended December 31, 2016 was $2.9 million, of which $2.6 million was attributable to device and related revenue. Medical device gross profit was $2.3 million, industrial gross profit was $0.3 million and engineering services gross profit was $0.3 million. The medical gross profit includes $1.2 million related to the change in accounting estimate. Gross profit for the year ended December 31, 2015 was $1.2 million. This amount includes $0.3 million related to medical device sales and $0.9 million for engineering services.

Sales and marketing expenses increased $1.7 million, or 19%, during the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase includes $1.0 million related to our industrial business. The increase also includes $0.7 million related to our medical device business, which was primarily driven by the use of consultants for clinical studies, reimbursement and marketing.

Research and development expenses increased $2.4 million, or 37%, during the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase includes $1.2 million related to our industrial business, which was primarily driven by a reallocation and increase in headcount. This increase also includes $1.2 million related to the aforementioned shift of resources from engineering services to internal development efforts for our next generation home mobility and industrial products.

General and administrative expenses increased $3.9 million, or 55%, during the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily driven by an increase of $2.4 million in employee compensation expense, which included a non-cash stock-based compensation expense increase of $1.1 million, a one-time severance expense of $0.3 million and an increase in regulatory compliance personnel of $0.3 million. Stock-based compensation expense included a one-time $0.8 million non-cash charge related to the modification of stock options previously granted to our former chief executive officer. Depreciation and amortization expenses in general and administrative expenses increased $0.6 million, primarily related to acquiring assets from Equipois in December 2015. A decrease in absorption of direct and indirect operating costs in inventory in 2016 as compared to 2015 also contributed $0.6 million to the increase in general and administrative expenses.

Net loss applicable to common shareholders in the fourth quarter was $5.6 million, or a basic net loss of $0.29 per common share. For the full year ended December 31, 2016, our net loss was $33.8 million, or a basic net loss of $1.87 per common share. Net loss applicable to common shareholders for the year ended December 31, 2016 included a non-cash preferred deemed dividend of $10.3 million, partially offset by a non-cash gain of $4.3 million on the revaluation of a warrant liability. Both non-cash items were associated with the equity financing in December 2015.

Cash on hand at December 31, 2016 was $16.8 million, compared to $19.6 million at December 31, 2015. For the year ended December 31, 2016, the Company used $25.0 million of cash in operations, compared to $18.3 million for the year ended December 31, 2015. The increase in cash used was driven by general increases in operating expenses such as selling, marketing and research and development, as the Company continues to build its team and capabilities and commercialize its medical and industrial device products. The increase also includes a one-time increase in inventory, as well as some investment in certain inventory, which is expected to reverse over the next few quarters.

ANNUAL MEETING OF STOCKHOLDERS

The Company announced that the 2017 annual meeting of stockholders will be held at the Company's headquarters in Richmond, California on June 20, 2017.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers (Conference ID: 13581989), or from the webcast on the "Investors" section of the Company’s website at: www.eksobionics.com.

A replay of the call will be available beginning today at 4:30 p.m. PT / 7:30 p.m. ET through midnight ET on March 15, 2016. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13581989. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®
Ekso Bionics is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical, industrial and defense applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe, to providing research for the advancement of R&D projects intended to benefit U.S. defense capabilities. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the period and year ended December 31, 2016, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K that are required to be included therein, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Media Contact:

Carrie Yamond/Rajni Dhanjani

212-867-1788

cyamond@lazarpartners.com

Investor Contact:
Debbie Kaster
415-937-5403
investors@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2016	2015	2016	2015
Revenue:
Device and related	$2,331	$1,124	$13,334	$4,252
Engineering services	256	819	887	4,409
Total revenue	2,587	1,943	14,221	8,661

Cost of revenue:
Device and related	1,637	1,063	10,715	3,926
Engineering services	107	1,074	559	3,556
Total cost of revenue	1,744	2,137	11,274	7,482

Gross profit	843	(194)	2,947	1,179

Operating expenses:
Sales and marketing	2,846	2,504	10,997	9,258
Research and development	2,293	2,042	8,879	6,480
General and administrative	2,582	1,912	10,853	7,002
Change in fair value, contingent consideration	(196)	-	(196)	-
Total operating expenses	7,525	6,458	30,533	22,740

Loss from operations	(6,682)	(6,652)	(27,586)	(21,561)

Other income (expense), net:
Gain (loss) on warrant liability	1,256	2,505	4,286	2,505
Interest and other, net	(150)	(498)	(170)	(534)
Total other income (expense), net	1,106	2,007	4,116	1,971

Net loss	(5,576)	(4,645)	(23,470)	(19,590)

Less: Preferred deemed dividend	0	(4,655)	(10,345)	(4,655)
Net loss applicable to common shareholders	$(5,576)	$(9,300)	$(33,815)	$(24,245)

Basic net loss per share applicable to common shareholders	$(0.29)	$(0.63)	$(1.87)	$(1.66)
Weighted average number of shares of common stock outstanding, basic	19,488	14,690	18,126	14,606
Diluted net loss per share applicable to common shareholders	$(0.35)	$(0.63)	$(2.05)	$(1.83)
Weighted average number of shares of common stock outstanding, diluted	19,811	14,690	18,622	14,609

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash	$16,846	$19,552
Accounts receivable, net	1,780	2,069
Inventories, net	1,556	1,056
Prepaid expenses and other current assets	502	436
Deferred cost of revenue, current	-	2,088
Total current assets	20,684	25,201
Property and equipment, net	2,435	2,625
Deferred cost of revenue	-	2,502
Intangible assets, net	1,026	1,584
Goodwill	189	189
Other assets	91	97
Total assets	$24,425	$32,198

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,879	$2,694
Accrued liabilities	3,556	1,885
Deferred revenues, current	825	3,960
Capital lease obligation, current	54	80
Total current liabilities	6,314	8,619
Deferred revenues	805	4,613
Note payable, net	6,789	-
Warrant liability	3,546	9,195
Contingent consideration liability	217	768
Contingent success fee liability	116	-
Other non-current liabilities	107	195
Total liabilities	17,894	23,390
Stockholders' equity:
Convertible preferred stock	-	-
Common stock	22	15
Additional paid-in capital	121,291	100,185
Accumulated other comprehensive income (loss)	79	(1)
Accumulated deficit	(114,861)	(91,391)
Total stockholders' equity	6,531	8,808
Total liabilities and stockholders' equity	$24,425	$32,198